MACTEC, Inc., 1627 Cole Boulevard, Golden, CO 80401, (303) 278-3100

Law Companies Group, Inc., 1105 Sanctuary Parkway, Suite 300, Alpharetta, GA
       30004, (770) 360-0600



FOR IMMEDIATE RELEASE

      Law Companies Group, Inc. and MACTEC, Inc. Announce Merger Agreement

     ATLANTA,  GA and GOLDEN,  CO.-- November 20, 2001 Law Companies Group, Inc.
(Law), headquartered in Atlanta, Georgia, and privately-held MACTEC, Inc., headquartered in Golden, Colorado, announced today that they have entered into a definitive merger agreement providing for the acquisition of all of the outstanding shares of Law's common and preferred stock by MACTEC. The agreement is subject to certain conditions, including obtaining the approval of the holders of at least the majority of outstanding shares of common and preferred stock of Law voting as a single class. The terms of the agreement were not disclosed.

     Law Companies Group, Inc. is one of the nation's leading engineering, environmental, and design consulting services companies. With a network of 2,000 professionals, over 40 locations nationwide, and gross revenues of over $200 million, the company provides expertise in a wide array of multidisciplinary technical and business services to industrial, commercial, and government markets.

     MACTEC provides integrated services for the planning, permitting, design, development, construction management, operation and maintenance, management, demolition, remediation, and redevelopment of the nation's infrastructure. With revenues of $315 million, the collective MACTEC companies offer their multiple government and private sector clients a network of 70 offices and 2,400 employees nationwide.

     "The acquisition of Law will propel MACTEC into the top tier of engineering service firms in the United States. With over $500 million in revenue and a projected $1.5 billion in contract backlog, the combined company will be positioned for continued growth and diversification. Law provides excellent synergy to MACTEC in terms of geographic presence, technical capability, and client base," said MACTEC Chairman and CEO Scott State.

     Law Companies Group, Inc. Chairman and CEO Bruce Coles stated, "The acquisition by MACTEC represents a positive step forward for LAW's shareholders, employees, and valued clients. We are confident that the new opportunities afforded our employees as part of a larger combined organization will be positively received. We also expect that long-term client relationships for both organizations will benefit from the expanded depth and geographic reach of the combined enterprise."

     Any statements made in this release that are not based on historical fact are forward-looking statements. Any forward-looking statements made in this release represent the best judgment of the management of MACTEC and Law Companies Group, Inc. as to what may occur in the future. However, the actual outcome and results are not guaranteed and are subject to certain risks, uncertainties and assumptions and may differ materially from what is expressed. For a description of factors that could cause actual results to differ materially from such forward-looking statements, see the discussion under the section "Forward-Looking Statements" contained in Management's Discussion and Analysis filed as part of Exhibit 13.01 to Law's 2000 Annual Report on Form 10-K.

     Law will file a proxy statement and other relevant documents concerning the merger with the United States Securities and Exchange Commission (the "SEC"). We urge shareholders to read the proxy statement and any other relevant documents filed with the SEC because they contain important information. Shareholders will be able to obtain the documents free of charge at the SEC's website, www.sec.gov. Please read the proxy statement carefully before making a decision concerning the merger.

     The participants (as defined in Instruction 3 to Item 4 of Schedule 14A) in the solicitation of proxies from Law's shareholders for the approval of the merger include Law and Bruce C. Coles, Robert B. Fooshee, Joe A. Mason, Steven Muller, Walter T. Kiser, Clay E. Sams, Jerald H. Williams, James M. Williams, Jr., John Y. Williams, Michael D. Williams, and Virgil R. Williams, each a director of Law. Please see Law's Definitive Proxy Statement on Schedule 14A filed with the SEC on July 3, 2001 in connection with Law's 2001 Annual Meeting of Shareholders and Law's proxy statement to be filed in connection with the merger for a description of the Law security holdings and interests in the transaction of each of the Law directors.

FOR ADDITIONAL INFORMATION:

Scott E. State, P.E.                Bruce C. Coles
Chairman & CEO                      Chairman, President & CEO
MACTEC, Inc.                        Law Companies Group, Inc.
(303) 273-5038                      (770) 360-0600